Exhibit 99.1

FOR RELEASE November 5, 2013

China Biologic Reports Financial Results for the

Third Quarter and First Nine Months of 2013

--3Q13 Total Sales of $53.2 Million / 9M Total Sales Up 6.6%--

--3Q13 Operating Income Up 13.4% / 9M Operating Income Up 23.0%--

--3Q13 Operating Margin Up 520 bp to 43.6% / 9M Operating Margin Up to 46.3% --

--3Q13 Non-GAAP Net Income Up 5.8% / 9M Non-GAAP Net Income Up 21.2%--

--Raises FY13 Adjusted Net Income Forecast--

BEIJING, China – November 5, 2013 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the third quarter of 2013.

Third Quarter 2013 Financial Highlights

•	Total sales in the third quarter of 2013 were $53.2 million, compared to $53.1 million in the same quarter of 2012.
•	Gross profit decreased slightly to $36.0 million from $36.2 million in the same quarter of 2012. Gross margin was 67.7% in the third quarter of 2013, compared to 68.1% in the third quarter of 2012.
•	Income from operations increased by 13.4% to $23.2 million from $20.4 million in the same quarter of 2012. Operating margin increased to 43.6% in the third quarter of 2013 from 38.4% in the same quarter of 2012.
•	Net income attributable to the Company increased by 7.9% to $14.7 million from $13.6 million in the same quarter of 2012.

•	Fully diluted net income per share was $0.53 in the third quarter of 2013 as compared to $0.50 in the same quarter of 2012.

•	Non-GAAP adjusted net income attributable to the Company was $15.5 million, representing a 5.8% increase from $14.7 million in the same quarter of 2012.

•	Non-GAAP adjusted net income per share was $0.56, compared to $0.54 in the same quarter of 2012.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased with our solid financial performance and sound operational execution in the third quarter, particularly in comparison with the third quarter in the prior year, which was also a strong quarter. Our Shandong facility experienced a double-digit sales increase in the third quarter and, as anticipated, our Guizhou facility suspended production since June 1, 2013. The financial impact associated with our Guizhou facility remains in-line with our internal forecast and our total sales for the first nine months of this year continue to grow as planned.”

“As we stated last quarter, market demand for plasma-based products in China remained strong. This contributed to an increase in albumin import volume and had a slightly negative impact on product pricing. We continue to closely monitor market trends to adjust our pricing and product shipments accordingly. During the reporting quarter, we maintained strong operating margin, thanks to a more profitable product mix, efficient cost control measures due to reduced selling and G&A expenses, as well as improved plasma utilization efficiency following the launch of our Factor VIII products.”

“During the third quarter, in Shandong, our new plasma station in Cao County continued to ramp up. After receiving SFDA approval in 2012, we have identified sufficient patients in recent months to initiate phase III clinical trials for Human Fibrinogen, a product used to treat congenital fibrinogen deficiency and acquired fibrinogen deficiency. In July, Shandong Taibang received SFDA manufacturing approval for a new 300 IU vial dosage of Factor VIII. This addition to our product portfolio reflects our ongoing commitment of improving product offering in general and advancing hemophilia therapy treatment in particular. We expect to commence commercial production in the following months. In Guizhou, we received SFDA manufacturing approval for Human Prothrombin Complex Concentrate (“PCC”) at the end of July and expect to obtain GMP certification and start commercial production when our Guizhou facility resumes production in 2014.”

“Finally, we closed our share repurchase transaction in the third quarter, under which we repurchased approximately 1.48 million shares of our common stock, representing approximately 5.49% of the total common stock outstanding as of August 2, 2013, from one of our individual shareholders. We believe this share repurchase has improved our Company’s shareholder structure, enhances shareholder value and may also improve our EPS performance.”

Third Quarter 2013 Financial Performance

Total sales in the third quarter of 2013 were $53.2 million, compared to $53.1 million in the same quarter of 2012. Excluding the foreign currency impact, sales in RMB term decreased slightly by 2.5%. Third quarter sales results were primarily attributable to a 38% sales decline at the Company’s Guizhou facility, due to the planned production suspension at this facility, which was in line with management’s projection, partially offset by a 21% sales increase in the Company’s Shandong facility. During the three months ended September 30, 2013, the average price for Company’s human albumin products increased by approximately 11.0% and the average price for human immunoglobulin for intravenous injection (“IVIG”) remained stable. The price increase for the human albumin products was primarily attributable to the increase of the retail price ceiling announced by the NDRC in January 2013.

During the third quarter of 2013, human albumin products and IVIG products remained the largest two sales contributors.

•	As a percentage of total sales, revenue from human albumin products was 49.7% in the third quarter of 2013 as compared to 43.3% in the same quarter of 2012. Sales volume of human albumin products increased slightly by 2.7% in the reporting quarter, primarily driven by increased sales at Shandong Taibang partially due to the delayed shipments.

•	As a percentage of total sales, revenue from IVIG products was 32.3% in the third quarter of 2013 as compared to 44.1% in the same quarter of 2012. Sales volume of IVIG products decreased by 27.2% in the quarter, mainly due to the reduced production volume as a result of the planned production suspension at Guizhou Taibang.

Cost of sales increased slightly to $17.2 million in the third quarter of 2013 from $16.9 million in the same quarter of 2012. Cost of sales as a percentage of total sales was 32.3%, as compared to 31.9% in the same quarter of 2012.

Gross profit decreased slightly to $36.0 million in the third quarter of 2013 from $36.2 million in the same quarter of 2012.

Gross margin was 67.7% and 68.1% for the three months ended September 30, 2013 and 2012, respectively. The decrease in gross margin was mainly due to the increase in cost of plasma paid to donors in 2013 as compared to 2012.

Total operating expenses in the third quarter of 2013 decreased by 18.7% to $12.8 million from $15.8 million in the same quarter of 2012. As a percentage of total sales, total operating expenses decreased to 24.1% from 29.7% in the same quarter of 2012.

Selling expenses in the third quarter of 2013 decreased by 28.0% to $2.6 million from $3.5 million in the same quarter of 2012. As a percentage of total sales, selling expenses were 4.8%, down from 6.7% in the same quarter of 2012. The decrease was primarily due to increasingly stringent control on selling expenses since the second half of 2012.

General and administrative expenses in the third quarter of 2013 decreased by 20.5% to $9.2 million from $11.6 million in the same quarter of 2012. As a percentage of total sales, general and administrative expenses were 17.3% and 21.8% in the third quarter of 2013 and 2012, respectively. The decrease in G&A expenses was mainly due to the decrease of payroll expenses in Guizhou Taibang as a result of the production suspension in the third quarter of 2013. In addition, China Biologic incurred amortization expenses related to the Guizhou Taibang acquisition in the third quarter of 2012 that had been fully amortized by the end of 2012, and consequently did not result in any similar expenses in the third quarter of 2013.

Research and development expenses in the third quarter of 2013 were $1.1 million, representing an increase of 65.3% from $637 thousand in the same quarter of 2012. As a percentage of total sales, research and development expenses for the three months ended September 30, 2013 and 2012 were 2.0% and 1.2%, respectively. The increase in R&D expenses was mainly due to certain technical support services the Company engaged to improve production yields on certain hyper-immune products for the three months ended September 30, 2013. In addition, during the third quarter of 2013, the Company started the phase III clinical trials for Human Fibrinogen, a product to be used to treat congenital fibrinogen deficiency and acquired fibrinogen deficiency.

Income from operations for the three months ended September 30, 2013 was $23.2 million, representing an increase of 13.4% from $20.4 million in the same period of 2012. Operating margin increased to 43.6% in the reporting quarter from 38.4% in the same quarter of 2012.

Income tax expense in the third quarter of 2013 was $4.9 million, as compared to $3.5 million in the same quarter of 2012, representing an increase of 40.0%. The effective income tax rates were 19.6% and 15.9% for the three months ended September 30, 2013 and 2012, respectively.

Net income attributable to the Company increased by 7.9% to $14.7 million in the third quarter of 2013, from $13.6 million in the same quarter of 2012. Net margins were 27.6% and 25.6% for the three months ended September 30, 2013 and 2012, respectively. Fully diluted net income per share was $0.53, as compared to $0.50 in the third quarter of 2012.

Non-GAAP adjusted net income attributable to the Company was $15.5 million or $0.56 per diluted share in the third quarter of 2013, compared to $14.7 million or $0.54 per diluted share in the same quarter of 2012.

Non-GAAP adjusted net income and diluted earnings per share for the three months ended September 30, 2013 excluded $0.9 million of non-cash employee share-based compensation expenses.

First Nine Months 2013 Financial Performances

Total sales in the first nine months of 2013 were $160.8 million, representing an increase of 6.6% from $150.8 million in the same period of 2012. The increase in sales was primarily attributable to a combined effect of price and volume increases in certain plasma-based products.

As a percentage of total sales, sales from human albumin products and IVIG products were 43.3% and 39.8%, respectively, for the nine months ended September 30, 2013.

Cost of sales increased slightly to $49.9 million in the first nine months of 2013, from $48.8 million in the same period of 2012. Cost of sales as a percentage of total sales was 31.0%, as compared to 32.3% in the same period of 2012.

Gross profit increased by 8.6% to $110.9 million in the first nine months of 2013 from $102.0 million in the same period of 2012.

Gross margin increased to 69.0% in the first nine months of 2013 from 67.7% in the same period of 2012. The improvement of the Company’s overall gross margin was mainly due to the improved gross margin of human albumin products as a result of price increases and the improved utilization efficiency of plasma following the launch of Factor VIII products.

Total operating expenses in the first nine months of 2013 decreased by 12.3% to $36.4 million from $41.5 million in the same period of 2012. The decrease of total operating expenses was mainly due to the decrease in the selling expenses. As a percentage of total sales, total operating expenses decreased to 22.6% for the nine months ended September 30, 2013, from 27.5% in the same period of 2012.

Income from operations for the nine months ended September 30, 2013 was $74.5 million, an increase of 23.0% from $60.6 million in the same period of 2012.

Income tax expense in the first nine months of 2013 was $13.2 million, an increase of 32.4% from $10.0 million in the same period of 2012. The effective income tax rates were 16.9% and 15.2% for the nine months ended September 30, 2013 and 2012, respectively. The tax rate applicable to the Company’s major operating subsidiaries in the PRC for 2012 and 2013 is 15%.

Net income attributable to the Company increased by 16.1% to $45.8 million for the nine months ended September 30, 2013, from $39.4 million in the same period of 2012. Net margins were 28.5% and 26.1% for the nine months ended September 30, 2013 and 2012, respectively.

Non-GAAP adjusted net income attributable to the Company was $49.4 million or $1.77 per diluted share for the nine months ended September 30, 2013 compared with $40.7 million or $1.52 per diluted share in the same period of 2012.

Non-GAAP adjusted net income and diluted earnings per share in the nine months ended September 30, 2013 excluded $3.6 million of non-cash employee share-based compensation expenses.

As of September 30, 2013, the Company had cash and cash equivalents of $131.5 million, compared to $129.6 million as of December 31, 2012.

Net cash provided by operating activities for the nine months ended September 30, 2013 was $58.5 million, as compared to $64.8 million for the same period of 2012. The decrease in net cash provided by operating activities was mainly due to an increase in inventory and accounts receivable. The increase in inventories was mainly due to the planned production suspension of Guizhou Taibang. The increase in accounts receivable was largely due to hospital clients increasing their inventory levels toward the end of September in anticipation of the long national holiday in October.

Net cash used in investing activities for the nine months ended September 30, 2013 was $17.5 million compared to $23.1 million in the prior year nine month period.

Net cash used in financing activities for the nine months ended September 30, 2013 was $42.6 million compared to net cash provided by financing activities of $0.2 million in the prior year nine month period. Net cash used in financing activities for the nine months ended September 30, 2013 mainly consisted of a payment of $29.6 million for share repurchase and a dividend of $10.9 million paid by the Company’s subsidiaries to the non-controlling interest shareholders.

Outlook

For the full year of 2013, the Company expects to meet the high end of its total sales forecast range of $195 million to $205 million. Based on the Company’s strong margin performance in the third quarter and favorable outlook for the remainder of the year, it is raising its full year non-GAAP adjusted net income estimate to the range of $58 million to $60 million, a 13-16% increase from the estimate provided last quarter.

This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am, Eastern Time on Wednesday, November 6, 2013, which is 8:30 pm, Beijing Time on November 6, 2013, to discuss third quarter 2013 results and answer questions from investors. Listeners may access the call by dialing:

US:	+1 866 652 5200
International:	+1 412 317 6060
Hong Kong:	06 800 20175
China:	400 120 1203
Passcode:	10036364

A telephone replay of the call will be available after the conclusion of the conference all through 9:00 am, Eastern Time on November 14, 2013. The dial-in details are:

US:	+1 877 344 7529
International:	+1 412 317 0088
Passcode:	10036364

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (Nasdaq: CBPO), is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guiyang Dalin Biologic Technologies Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and other healthcare facilities in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan and changes in the fair value of warrants. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected operating and financial performance in 2013, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended		For the nine months ended
	September 30,	September 30,	September 30,	September 30,
	2013	2012	2013	2012
	USD	USD	USD	USD
Sales	53,152,141	53,124,050	160,764,396	150,817,850
Cost of sales	17,165,897	16,921,284	49,904,917	48,767,900
Gross profit	35,986,244	36,202,766	110,859,479	102,049,950

Operating expenses
Selling expenses	2,551,245	3,545,378	6,829,365	12,536,727
General and administrative expenses	9,218,798	11,599,779	26,771,966	26,677,945
Research and development expenses	1,053,383	637,397	2,801,625	2,277,474
Income from operations	23,162,818	20,420,212	74,456,523	60,557,804

Other income/ (expenses)
Equity in income of an equity method investee	642,579	744,976	1,382,524	2,219,279
Change in fair value of derivative liabilities	-	-	-	1,769,140
Interest expense	(306,656)	(223,992)	(741,569)	(990,190)
Interest income	1,320,263	561,761	2,964,082	1,870,873
Other income, net	-	449,815	-	347,029
Total other income, net	1,656,186	1,532,560	3,605,037	5,216,131

Earnings before income tax expense	24,819,004	21,952,772	78,061,560	65,773,935

Income tax expense	4,871,041	3,479,683	13,223,592	9,990,014

Net income	19,947,963	18,473,089	64,837,968	55,783,921

Less: Net income attributable to noncontrolling interest	5,251,940	4,855,939	19,064,159	16,370,694

Net income attributable to China Biologic Products, Inc.	14,696,023	13,617,150	45,773,809	39,413,227

Net income per share of common stock:
Basic	0.55	0.51	1.71	1.51
Diluted	0.53	0.50	1.64	1.41
Weighted average shares used in computation:
Basic	26,288,154	26,546,929	26,649,563	26,009,707
Diluted	27,449,081	27,018,904	27,780,005	26,741,713

Net income	19,947,963	18,473,089	64,837,968	55,783,921

Other comprehensive income :
Foreign currency translation adjustment, net of nil income taxes	1,985,434	(86,731)	7,810,690	1,226,404

Comprehensive income	21,933,397	18,386,358	72,648,658	57,010,325

Less: Comprehensive income attributable to noncontrolling interest	5,586,905	4,926,035	20,469,852	16,692,803

Comprehensive income attributable to China Biologic Products, Inc.	16,346,492	13,460,323	52,178,806	40,317,522

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2013	2012
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	131,496,674	129,609,317
Accounts receivable, net of allowance for doubtful accounts	22,404,534	11,206,244
Inventories	83,676,773	75,679,173
Prepayments and other current assets	6,480,946	5,664,919
Total Current Assets	244,058,927	222,159,653

Property, plant and equipment, net	67,126,063	51,325,177
Intangible assets, net	2,840,550	3,541,582
Land use rights, net	7,038,767	5,818,709
Deposits related to land use rights	16,772,063	14,752,574
Restricted cash and deposit	32,064,962	2,912,145
Equity method investment	11,652,366	10,537,310
Total Assets	381,553,698	311,047,150

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	4,890,000	7,935,000
Accounts payable	4,060,550	2,908,624
Due to related parties	4,208,582	4,081,624
Other payables and accrued expenses	29,625,322	25,423,349
Advance from customers	2,100,906	2,857,420
Income tax payable	5,483,734	4,513,075
Total Current Liabilities	50,369,094	47,719,092

Long-term bank loans	30,000,000	-
Deferred income	2,991,050	2,912,145
Other liabilities	3,468,575	2,996,749
Total Liabilities	86,828,719	53,627,986

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
27,046,556 and 26,629,615 shares issued at September 30, 2013 and December 31, 2012, respectively;
25,566,852 and 26,629,615 shares outstanding at September 30, 2013 and December 31, 2012, respectively	2,704	2,663
Additional paid-in capital	68,698,856	62,251,731
Treasury stock, 1,479,704 and nil shares at September 30, 2013 and December 31, 2012, respectively, at cost	(29,594,080)	-

Retained earnings	164,916,809	119,143,000
Accumulated other comprehensive income	20,477,319	14,072,322
Total equity attributable to China Biologic Products, Inc.	224,501,608	195,469,716

Noncontrolling interest	70,223,371	61,949,448

Total Stockholders’ Equity	294,724,979	257,419,164

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	381,553,698	311,047,150

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the nine months ended
	Septermber 30,	September 30,
	2013	2012
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	64,837,968	55,783,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	4,550,598	4,326,425
Amortization	1,027,650	2,293,839
(Gain)/ loss on sale of property, plant and equipment	(138,450)	371,544
Allowance for doubtful accounts, net	-	21,876
Provision for doubtful accounts - other receivables and prepayments	37,453	94,567
Deferred tax expense/ (benefit)	428,037	(515,960)
Share-based compensation	4,076,817	3,074,132
Change in fair value of derivative liabilities	-	(1,769,140)
Equity in income of an equity method investee	(1,382,524)	(2,219,279)
Change in operating assets and liabilities:
Accounts receivable	(10,758,305)	1,872,418
Prepayment and other current assets	(720,340)	(468,800)
Inventories	(5,872,632)	3,507,968
Accounts payable	1,254,404	(1,103,617)
Other payables and accrued expenses	1,088,481	(398,905)
Advance from customers	(823,499)	(939,904)
Due to related parties	16,539	337,536
Income tax payable	837,760	517,440
Net cash provided by operating activities	58,459,957	64,786,061

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(17,076,459)	(7,436,719)
Payment for intangible assets and land use rights	(1,141,197)	(796,707)
Dividend received	560,980	1,109,115
Purchase of short-term investment	-	(2,731,300)
Proceeds from sale of property, plant and equipment	175,808	-
Payment related to land use right	-	(13,220,568)
Net cash used in investing activities	(17,480,868)	(23,076,179)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	3,035,011	120,000
Proceeds from warrants exercised	-	4,500,000
Proceeds from short-term bank loans	4,808,400	11,076,100
Repayment of short-term bank loans	(8,014,000)	(11,106,200)
Proceeds from long-term bank loans	30,000,000	-
Payment for deposit as security for long-term bank loans	(30,000,000)	-
Payment for share repurchase	(29,594,080)	-
Acquisition of noncontrolling interest	(1,963,913)	-
Dividends paid by subsidiaries to noncontrolling interest shareholders	(10,896,678)	(4,379,016)
Net cash (used in)/ provided by financing activities	(42,625,260)	210,884

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	3,533,528	390,585

NET INCREASE IN CASH AND CASH EQUIVALENTS	1,887,357	42,311,351

Cash and cash equivalents at beginning of period	129,609,317	89,411,835

Cash and cash equivalents at end of period	131,496,674	131,723,186

Supplemental cash flow information
Cash paid for income taxes	11,957,795	9,988,536
Cash paid for interest expense	273,095	296,901
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	1,502,623	-
Exercise of warrants that were liability classified	-	3,641,279

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2013 and 2012

	For the three months ended
	September 30,	September 30,
	2013	2012
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	15,549,559	14,698,324
Diluted EPS - Non GAAP	0.56	0.54
Non-cash employee stock compensation	(853,536)	(1,081,174)
Net Income Attributable to the Company	14,696,023	13,617,150
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,449,081	27,018,904

	For the nine months ended
	September 30,	September 30,
	2013	2012
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	49,351,104	40,718,219
Diluted EPS - Non GAAP	1.77	1.52
Non-cash employee stock compensation	(3,577,295)	(3,074,132)
Gain from change in fair value of warrants	-	1,769,140
Net Income Attributable to the Company	45,773,809	39,413,227
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,780,005	26,741,713

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